Exhibit 99.2

News Release

Newell Brands Announces Board and Chair Refreshment

Robert Steele Will Succeed Patrick Campbell as Chairman

Gary Hu Nominated to the Board

ATLANTA, GA – February 10, 2023 – Newell Brands (NASDAQ: NWL) announced today a series of steps to refresh the company’s Board of Directors and its leadership.

“Today’s announcements, in conjunction with the earlier appointment of Stephanie Stahl to the Board, demonstrate our strong commitment to succession planning, proactive refreshment of the Board, and improving the Board’s diversity,” said Bridget Ryan Berman, Chair of the Nominating/Governance Committee.

Patrick Campbell has served as the Chairman of the Board for five years. Effective upon the conclusion of the company’s 2023 Annual Meeting of Stockholders on May 16th, 2023, Mr. Campbell will transition from his position as Chairman, while remaining a director nominated for re-election at the Annual Meeting. The Board of Directors has designated independent director Robert Steele as the next Chairman of the Board, effective May 16th, 2023, upon the conclusion of the Annual Meeting.

Robert Steele has served on Newell Brands’ Board of Directors since April 2018. He is the founder and CEO of STEELE Consulting LLC, a consulting firm. Mr. Steele is the retired Vice Chairman, Global Health and Well-being, for the Procter & Gamble Company. During his 35-year tenure with Procter & Gamble, Mr. Steele held a variety of other executive leadership positions, including Group President Global Household Care and Group President of North American Operations. Mr. Steele serves on the Board of Directors of Berry Global Group, Inc. and BJ’s Wholesale Club, Inc.

“It has been a privilege to serve as the Chairman of Newell Brands’ Board during such a pivotal time in the company’s history, as we have worked tirelessly to drive the turnaround and position the company to serve as a force for good in the world, while navigating a challenging external backdrop,” said Patrick Campbell. “I look forward to continuing to serve on the Board, as Rob takes over as Chairman. The Board has benefited tremendously from Rob’s insights, experiences, and wealth of knowledge in the consumer products sector, and I believe he will be an excellent Chairman.”

“I am honored to be chosen as the Chairman of Newell Brands’ Board,” said Robert Steele. “On behalf of the Board, I’d like to express sincere gratitude to Pat for his strong leadership and numerous contributions as Chair. I look forward to continuing to work closely with my fellow Board members and the company’s leadership team in advancing the company’s strategic agenda, while capitalizing on opportunities ahead of us and creating value for all stakeholders.”

The Board has also taken other actions to further its refreshment agenda. As announced in December, Stephanie Stahl has been elected to the Board of Directors effective January 1, 2023. Ms. Stahl is a consumer driven and ESG focused leader, who brings valuable experience within the consumer sector in marketing, data analytics, digital, sustainability, brand building, and strategy.

Newell Brands also announced today that it will nominate Gary Hu for election to the Board of Directors at the company’s 2023 Annual Meeting of Stockholders, pursuant to the Director Appointment and Nomination Agreement with Mr. Carl C. Icahn. Mr. Hu has served as a Portfolio Manager at Icahn Capital LP since October 2020. In connection with the Board’s refreshment actions announced today, the company has entered into an amendment to the Director Appointment and Nomination Agreement, pursuant to which Mr. Campbell was previously elected to the Board as an independent nominee of Mr. Carl Icahn, and Courtney Mather and Brett Icahn were previously elected to the Board as designees of Mr. Carl Icahn. Under the amended agreement, Mr. Campbell will no longer be considered a nominee of Carl Icahn, Mr. Mather will replace Mr. Campbell as Carl Icahn’s independent nominee, and Mr. Hu and Brett Icahn will constitute Icahn designees. With the appointment of Mr. Hu, the size of the company’s Board will increase from eleven members to twelve as of the company’s 2023 Annual Meeting of Stockholders.

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com

News Release

About Gary Hu

Gary Hu has served as a portfolio manager for Icahn Capital LP since October 2020. Before joining Icahn Capital LP, Mr. Hu held investment management roles at Silver Point Capital, a credit-focused investment firm, from August 2012 to June 2020, and Stockbridge Investors, a public equity hedge fund affiliate of Berkshire Partners LLC, from August 2010 to August 2012. Mr. Hu currently serves on the Boards of Directors of International Flavors & Fragrances, Inc., Bausch + Lomb Corp. and Dana Inc. Mr. Hu graduated from the University of Pennsylvania with a B.S. Econ in Finance and Accounting from The Wharton School and a B.A.S. in Computer Science from the School of Engineering and Applied Science.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, particularly those relating to future opportunities and value creation, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include the factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com